Exhibit 99.1

Brantley Capital Corporation Announces Settlement in Principle of Litigation

Monday, September 17, 2007

PURCHASE, NY – (BUSINESS WIRE) – Brantley Capital Corporation (BBDC.PK) (the “Company”) today announced it has entered into a memorandum of understanding (“MOU”) providing the terms of a settlement in principle to resolve the two pending lawsuits to which the Company is a party.

As previously announced, a class action lawsuit was filed against the Company and certain individuals associated with its former management in November 2006 (“Class Action”), and on February 7, 2007 the Company filed a lawsuit (the “Company Action”) against its former investment manager, Brantley Capital Management LLC, certain associated individuals, and affiliated entities alleging various wrongful acts by the Company’s former management team.  Under the proposed settlement, $3.75 million, in significant part from insurance carriers, is to be paid into an escrow account designated by the lead plaintiff in the Class Action, both lawsuits are to be dismissed with prejudice, and the Company and its present and former officers, directors, employees, and advisers are to receive releases, including from, among other things, previously announced indemnification demands.  The Company understands that the escrow account funds would be used to make payments to class members, to cover claims administration and notice costs, and to cover the Class Action lead plaintiff’s attorneys fees and expenses.  The Company would not be required under the proposed settlement to contribute any money to the settlement.

The Company is unable to predict when or if the settlement will be finalized.  The settlement is subject to the negotiation and execution of definitive settlement documents, and settlement of the Class Action is subject to court approval.  The defendants in the Class Action, including the Company, will also have the option to withdraw from the settlement if the number of assertedly eligible shares of the Company opting out of the settlement is in excess of 30,000 shares.  The settlement will only be effective if the settlements of both the Company Action and the Class Action are finalized simultaneously.

The Company currently has approximately $3.10 per share in net assets.  However, the amount ultimately available for distribution to shareholders pursuant to the previously approved Plan of Liquidation and Dissolution of the Company could be materially more or less than that amount, depending on various contingencies, including finalization of the settlement.  The Company does not anticipate making any cash distributions to its shareholders prior to court approval of the settlement and the resolution or expiration of time for any appeal.

About Brantley Capital Corporation
Brantley Capital Corporation is a publicly-traded business development company that previously provided equity and long-term debt financing to small and medium-sized private companies located in the United States.  In April 2007, Brantley Capital Corporation sold substantially all of its investment assets.  It is no longer engaged in any business activities except for the purpose of winding up its business affairs and resolving certain outstanding litigation and insurance issues.

Forward-Looking Statements
The information contained in this press release may contain forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements.  These factors include the failure of one or more of the settlement conditions provided for in the above-referenced MOU to be satisfied.

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